Exhibit 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT by and among SABRE CORPORATION (“Sabre”) or the “Company”) and Tom Klein (“Executive”), dated as of June 20, 2016 (this “Agreement”).

WHEREAS, Executive and Sabre and certain of its subsidiaries are parties to that certain Employment Agreement, dated as of August 14, 2013 (the “Employment Agreement”), pursuant to which Executive is serving as the President and Chief Executive Officer of the Company; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the parties hereby agree as follows:

1. Termination of Term under Employment Agreement. Executive and the Company agree that Executive’s service as President and Chief Executive Officer of the Company shall terminate effective on the earlier of December 31, 2016 at 5 p.m. (CST) or such date as is determined by the Company in its sole discretion and is communicated to Executive via written or electronic notice (such date before December 31, 2016, the “Transition Date”). Executive hereby resigns (a) effective December 31, 2016 as a member of the Board of Directors (the “Board”) of the Company and (b) effective as of the Transition Date as a member of the Board of Directors of any of its subsidiaries and affiliates (together, the “Company Group”) and from all other officer and other positions with the Company Group.

2. Continued Employment.

(a) For the period commencing on the Transition Date and continuing through December 31, 2016 at 5 p.m. (CST) (the “Separation Date”), Executive will continue in employment with the Company as an employee at will (and subject to Section 2(b) hereof) in the role of special advisor to the Chairman of the Board. Effective as of the Separation Date, Executive shall cease to be an employee of the Company Group and will not be eligible to receive any salary or benefits of employment, except as described in this Agreement.

(b) For the period from the date hereof through the Separation Date notwithstanding the occurrence of the Transition Date (such period the “Remaining Employment Period”), Executive shall continue to participate in all employee benefit plans, programs and arrangements of the Company as in effect from time to time, in accordance with their terms, including (without limitation) continued vesting in outstanding equity incentive awards and participation in Company-sponsored insurance plans, it being understood and agreed that Executive shall be entitled to participate in the 2016 Executive Incentive Plan for the full year of 2016 in accordance with the bonus or incentive opportunity previously granted to him and to receive the amounts earned (if any) payable in 2017 in accordance with such plan notwithstanding the termination of his employment on the Separation Date as contemplated hereby. In addition, during the Remaining Employment Period, all the terms and conditions of the Employment Agreement (including, without limitation, Executive’s salary and other compensation and benefits) shall continue to apply, subject to the possible change in Executive’s position and the expiration of the term of Executive’s employment described in Sections 1 and 2(a) of this Agreement; provided that (x) in the event of a termination of Executive’s employment without Cause or by reason of his Disability during such period, Executive shall be treated for all purposes of this Agreement (including without limitation Section 5 hereof) as if his employment had continued through the Separation Date and Executive shall be entitled only to the benefits in this Agreement, and not to any benefits provided in the Employment Agreement arising from such termination, (y) in the event of any voluntary termination of Executive’s employment during such period (whether or not Executive alleges Good Reason) shall be treated as a termination without Good Reason under the Employment Agreement and he shall not be entitled to any benefits pursuant to this Agreement but the covenants in Section 5 and 6 hereof shall continue in effect and Executive shall be entitled to the Non-Compete Consideration as provided in Section 5 and (z) a termination of Executive’s employment for any other reason during such period, Executive shall not be entitled to any benefits, or be subject to any obligations, pursuant to this Agreement.

3. Payments and Benefits.

(a) Within thirty (30) days following the Separation Date, the Company shall pay the Accrued Obligations to Executive, subject to applicable tax withholdings.

(b) In consideration for, subject to and conditioned on (x) Executive’s execution of this Agreement and compliance with its terms and conditions, and (y) Executive’s execution on or within twenty-one (21) days following the date hereof and Executive’s non-revocation of the waiver and release of claims set forth in Exhibit A (the “Release”), the Company shall provide the Executive with continued coverage under the Company’s group health plans (based on Executive’s current coverage elections) for Executive and his eligible dependents for the thirty (30) consecutive months following the Separation Date at active employee rates.

(c) During and following termination of Executive’s employment, Executive shall continue to be entitled to net settlement of stock options and restricted stock units consistent with prior practice and in accordance with the terms and conditions of the net settlement services of the equity plan administrator.

4. Return of Company Property. Executive covenants that he will promptly return all Company Group property in his possession to the Company and acknowledges and agrees to cooperate with the Company Group as provided in Section 9 of the Employment Agreement.

5. Restrictive Covenants.

(a) Executive hereby (x) acknowledges and reaffirms all of his restrictive covenants set forth in Section 8 of the Employment Agreement, which covenants shall remain in full force and effect in accordance with their express terms and conditions following the Separation Date, except as otherwise expressly provided in this Section 5, and expressly agrees that such restrictive covenants are reasonable in scope and nature and (y) acknowledges and agrees that during the course of his employment with the Company, Executive has had access to Confidential Information and Trade Secrets.

(b) In consideration for (x) Executive’s covenants contained in Section 8 of the Employment Agreement, as amended by this Section 5(b), and Sections 5 and 6 of this Agreement, and subject to his compliance with such covenants during their period of applicability and (y) Executive’s execution and non-revocation of the Release as contemplated above, the Company will, subject to approval from the Compensation Committee of the Company, grant Executive an award of 210,000 restricted stock units pursuant to the Sabre 2016 Corporation Omnibus Incentive Compensation Plan (the “Non-Compete Consideration”), as more fully described and subject to the additional terms set forth in the Award Agreement attached as Exhibit B hereto, and be subject to applicable tax withholdings. For purposes of Section 8 of the Employment Agreement, the “Restricted Period” shall be amended to be defined as the period commencing on Executive’s employment with the Company and ending on the second anniversary of the Separation Date. Section 8(c) of the Employment Agreement shall be amended and restated in its entirety as follows: “During the Restricted Period, you shall not, directly or indirectly, whether as an employee, director, owner, partner, shareholder (other than the passive ownership of securities in any public enterprise which represent no more than five percent (5%) of the voting power of all securities of such enterprise), consultant, agent, co-venturer, independent contractor or otherwise, or through any other “person” (which, for purposes of this subsection, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), perform any services for or on behalf of, any Competitor of the Company. For purposes of this Section 8, a “Competitor” of the Company shall mean (i) any entity or business (x) that competes or (y) that engages in a line of business that competes, in each of (x) and (y), with the business of the Company, and (ii) Travelport and Amadeus and their respective affiliates, successors and assigns, it being understood and agreed that in the event either of such entities and their respective affiliates, successors and assigns no longer engages in a line of business that competes with any business of the Company such entity, and its affiliates, successors and assigns shall no longer be deemed a Competitor of the Company for purposes of this Section 8.” Executive acknowledges and agrees that (i) the Company has a substantial business interest in compliance by him with his obligations under Section 8 of the Employment Agreement, as amended by this Section 5(b), and Sections 5 and 6 of this Agreement, (ii) the restrictions of such sections are reasonable and that he has received good and valuable consideration hereunder in consideration for his agreement to such restrictions and (iii) engaging in the activities restricted by the covenants set forth in Section 8 of the Employment Agreement, as amended by this Section 5(b), and Sections 5 and 6 herein for or on behalf of any unit, division, line of business, parent, subsidiary, affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended), successor or assign of Travelport, Amadeus, AMEX, Etihad Airways, American Airlines, United Airlines, Delta Airlines, Lufthansa Group, Expedia, Priceline, TripAdvisor, Alphabet, Amazon, Facebook, Concur/SAP, Oracle, Farelogix, TravelClick, Carlson Wagonlit, BCD Travel, Hewlett Packard Enterprises, Travelsky, Hogg Robinson Group Travel and Computer Sciences Corporation would result in inevitable disclosure or use of Confidential Information to the detriment of the Company or its affiliates. Without limiting the remedies available to the Company by law or pursuant to the Employment Agreement or this Agreement, Executive acknowledges and agrees that upon any breach by him of his obligations under Section 8 of the Employment Agreement, as amended by this Section 5(b), or Section 5 or 6 of this Agreement, the Non-Compete Consideration shall immediately be forfeited for no consideration.

6. Confidentiality. Without limiting any other provision of this Agreement, at all times following the execution of this Agreement, except in the good faith performance of Executive’s duties to the Company or any other member or members of the Company Group or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public, is in the public domain, or is known in the industry (other than, in any case, by reason of Executive’s breach of Section 8 of the Employment Agreement or this Section 6). Notwithstanding the foregoing, to the extent Executive is compelled to disclose any Confidential Information or Trade Secret by lawful service of process, subpoena, court order, or otherwise is compelled to do by law, Executive agrees, to the extent legally permitted, to provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may, upon notice to Executive and at its expense, take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

7. Entire Agreement; No Other Promises. Each of the parties hereto acknowledges and represents that this Agreement (including, without limitation, the Exhibits hereto, which are considered a part of this Agreement for all purposes, and the documents referred to in this Agreement as having continued effect or application) contains the entire agreement between the Company and Executive, and except as expressly provided herein, the Agreement supersedes any and all previous agreements between any member of the Company Group and Executive concerning the subject matter hereof. For the avoidance of doubt, (x) during Executive’s continued employment and following termination of Executive’s employment, the restrictive covenants set forth in Section 8 of the Employment Agreement, as amended by Section 5(b) hereof, and the restrictive covenants set forth in Sections 5 and 6 of this Agreement shall remain in force, along with any other terms in the Employment Agreement related to the enforcement of such covenants, (y) following the termination of Executive’s employment, the covenants set forth in Sections 7 (to the extent provided in Section 2(b) of this Agreement) and Sections 9, 10 and 11(b), (c) and (f) of the Employment Agreement shall remain in force, along with any other terms in the Employment Agreement related to the enforcement of such covenants and (z) nothing herein is intended or should be construed to affect any rights in the nature of indemnification, contribution or similar rights to which the Company Group or Executive may be or become entitled, including (without limitation) pursuant and subject to the Company’s by-laws, certificate of incorporation or any written indemnification agreement by and between the Company and Executive, and any applicable directors’ and officers’ liability insurance policies. Each of the parties hereto further acknowledges and represents that the none of the other parties hereto, neither the other party hereto nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce such party to execute this Agreement, and acknowledge that such party has not executed this Agreement in reliance on any such promise, representation or warranty. Executive and the Company expressly acknowledge and agree that Sections 1 and 2 above accurately represent and describe the circumstances under which Executive’s services to the Company are ending.

8. Equitable Relief. The parties acknowledge that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agree that each of them shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. The parties shall be entitled to apply to any court with jurisdiction in the matter for such relief.

9. Severability. If any term or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or any arbitrator, this Agreement shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court or an arbitrator shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court or arbitrator for the stated duration, scope or area.

10. Choice of Law and Forum. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to its choice of law provisions. Except as contemplated by Section 8 hereof or as otherwise provided in Section 8(f) of the Employment Agreement in respect of the enforcement of the restrictive covenants set forth in Section 8 of the Employment Agreement, any claim, controversy or dispute under or relating in any way to this Agreement (collectively, a “dispute”) shall be resolved by confidential, binding arbitration. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon, or specific performance or an injunction. The parties hereby waive any claim to punitive or exemplary damages and the arbitrator shall not be empowered to award such damages. The arbitrator will have no authority to order a modification or amendment of this Agreement (except as contemplated by Section 9 hereof). Each party shall bear its or his own costs and fees, but the arbitrator shall have the discretion to award reasonable attorney’s fees and arbitration expenses to the prevailing party in the arbitration, including (without limitation) the fees of the arbitrator.

11. Amendment. This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

12. Waiver. Failure of a party hereto at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by such party of that default or any other or subsequent default or breach.

13. Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	Sabre Corporation 3150 Sabre Drive Southlake, Texas 76092 Attention: General Counsel

With a copy to:	Arthur H. Kohn Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006

If to Executive:	Tom Klein

With a copy to:	Richard A. Tulli Gardere, Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, Texas 75201

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one business day after deposit with a nationally recognized overnight delivery company, or three business days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

14. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15. Section 409A. All amounts payable under this Agreement and the Award Agreement are intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and the provisions of this Agreement and the Award Agreement shall be interpreted in a manner consistent with that intent. It is intended for purposes of applying Section 409A that the Non-Compete Consideration will be paid and settled on the first to occur of a fixed payment date or the death of Executive. All reimbursements and in-kind benefits provided under this Agreement, including (without limitation) health benefits pursuant to Section 3(b) hereof, shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements and in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of in-kind benefits and expenses eligible for reimbursement during a calendar year may not affect the in-kind benefits and expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to in-kind benefits and reimbursements are not subject to set off or liquidation or exchange for any other benefit. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. The Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

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HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

Sabre Corporation

By:	/s/ William G. Robinson, Jr.
	Name:	William G. Robinson, Jr.
	Title:	Executive Vice President and Chief Human Resources Officer

Executive

/s/ Tom Klein
Tom Klein

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

FORM OF GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into by and among Sabre Corporation (the “Company”) and Thomas Klein (referred to below as the “Executive”) as of the     day of June, 2016. The Company and the Executive agree as follows:

1. Employment Status. The Executive’s employment with the Company shall terminate effective as of December 31, 2016, and not later than such date the Executive shall be deemed to have resigned from any and all directorships, officers and other positions that he holds at the Company or any of its subsidiaries or affiliates.

2. Payment and Benefits. Upon the effectiveness of the terms set forth herein, as provided in Section 9 hereof, the Company shall provide the Executive with the payments and benefits as set forth in Sections 3(b) and 5(b) of the Separation Agreement by and between the Company and the Executive dated as of June     , 2016 (“Separation Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Sections 3(b) and 5(b) of the Separation Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Executive Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and in such capacity each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by through, under or in concert with any them, and any affiliate of the foregoing (collectively, the “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular, but not limited to, claims based upon express or implied contract, promissory estoppel, fraud, misrepresentation, wages or benefits owed, claims for torts, including but not limited to defamation, intentional or negligent infliction of emotional distress, claims for wrongful discharge, discrimination, or retaliation, claims under the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. 1981, the Civil Rights Acts of 1866 and 1872, the Family and Medical Leave Act of 1993 (“FMLA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act of 1938 (“FLSA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the National Labor Relations Act (“NLRA”), the Sarbanes Oxley Act (“SOX”), the Employee Retirement Income Security Act (“ERISA”), the Racketeer Influenced and Corrupt Organization Act (“RICO”), the Texas Labor Code, and any and all local, state and federal statutes, laws or ordinances which prohibit discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims or claims for unemployment or state disability insurance benefits.

Nothing in this Release is intended to or shall be interpreted to waive, release, or relinquish Executive’s rights with respect to vested benefits, if any, to which he may be entitled under or as referred to in the Separation Agreement. Moreover, nothing herein shall release the Company from its obligations arising under or referred to or described in the Separation Agreement, including, without limitation, pursuant to the Company’s obligations to the Executive pursuant to the Company’s equity compensation plans and the Executive’s equity agreements thereunder or any right of indemnification or insurance held by the Executive. It is the express intent of Executive to fully and finally resolve and compromise any and all legally waiveable claims against the Company Releasees as of the time Executive executes this Release.

In addition, nothing in this Release is intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Executives believes he may have against the Company Releasees. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding that the Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Executive’s behalf. Executive, by signing below, specifically represents to the Company that he has entered into this Release knowingly and voluntarily.

5. Bar. The Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. Restrictive Covenants. Without limitation to other provisions therein, the Executive acknowledges that the provisions referenced in Section 7 of the Separation Agreement shall continue to apply as provided in such Section 7.

7. Disputes. This Release is governed by the dispute resolution process set forth in Section 10 of the Separation Agreement.

8. Time to Consider Release. Executive has 21 calendar days to review and consider the provisions of this Release. Executive does not have to wait 21 days to accept the Release. If at the end of this 21 day period, Executive has not returned an executed copy of this Release to Rachel Gonzalez, at 3150 Sabre Drive, Southlake TX 76092, Executive understands that Company Releasees are not required to accept the Release and provide him with any of the benefits described in Sections 3(b) and 5(b) of the Separation Agreement that are contingent on the Release.

9. Revocation Period. Executive has a period of 7 days following the execution of this Release to revoke the acceptance. To revoke, Executive must provide written notice to Company Releasees, delivered to the attention of Rachel Gonzalez at 3150 Sabre Drive, Southlake TX 76092. This written notice must be received by 5pm CST on the 7th day following the execution of the Release (the day of initial execution is not included in this calculation). Alternatively, any revocation may be faxed to Ms. Gonzalez at fax number 682-605-7180 (within the time frame stipulated above). If the acceptance is not so revoked, it shall become effective and irrevocable.

10. Right to an Attorney. Company Releasees have advised Executive to consult with an attorney (at his own costs) before signing this Release. Executive understands it is his right to consult counsel before signing, and he acknowledges that he is being given adequate time to do so.

11. Knowingly and Voluntarily. Executive agrees that he fully understands all provisions of this Release. Executive is voluntarily entering into this Release with full knowledge of the terms contained in the Release and the fact that he does not have to sign the Release.

12. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have executed this Release on the     day of                     , 2016.

EXECUTIVE

Thomas Klein

SABRE CORPORATION

Name:
Title:

EXHIBIT B

SABRE CORPORATION

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this December 31, 2016, between Sabre Corporation (the “Company”) and Tom Klein (the “Participant”).

WHEREAS, the Company has adopted the Sabre Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its stockholders by providing the employees and non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company;

WHEREAS, Section 7 of the Plan provides for the Grant to Participants of Other Stock-Based Awards, including restricted stock units (“RSUs”); and

WHEREAS, Participant and the Company and certain of its subsidiaries are also parties to that certain Employment Agreement, dated as of August 14, 2013 (the “Employment Agreement”); and

WHEREAS, the Participant and the Company are parties to that certain Separation Agreement, dated as of June     , 2016 (the “Separation Agreement”)

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant 210,000 RSUs. Each RSU granted hereunder represents the right to receive one share of the Company’s Common Stock on the Settlement Date (as defined herein), upon the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

2.	Grant Date. The grant date of the RSUs is December 31, 2016 (the “Grant Date”).

3.	Vesting of RSUs.

(a)	The RSUs shall vest in full on January 1, 2019 (the “Vesting Date”), provided that the Participant complies with his obligations pursuant to Sections 5 and 6 of the Separation Agreement and Section 8 of the Employment Agreement through the Vesting Date.

(b)	In the event of the Participant’s death prior to the Vesting Date, the RSUs shall vest in full as of the date of the Participant’s death.

(c)	The vesting of the RSUs will not be affected by the termination or cessation of the Participant’s employment with or services to the Company.

4.	Settlement. Settlement of any RSUs granted hereunder will be made in the form of shares of Common Stock delivered to the Participant no later than (x) the fifth business day following the Vesting Date or (y) in the event of the Participant’s death, the ninetieth day following the Participant’s death (each of (x) or (y), the “Settlement Date”).

5.	Rights as a Shareholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by or relating to the RSUs until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the RSUs prior to the applicable Settlement Date.

6.	Transferability. Subject to any exceptions set forth in the Plan, until such time as the RSUs are settled in accordance with Section 4, the RSUs or the rights represented thereby may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than the Company), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs will be forfeited by the Participant and all of the Participant’s rights to such RSUs shall immediately terminate without any payment or consideration from the Company.

7.	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

8.	Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or dividend equivalent; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or either of their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (b) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (c) withholding in shares of Common Stock to be issued upon settlement of the RSUs, provided, however that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(c) herein and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then the Participant shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax- Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax- Related Items.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

10.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Award shall confer upon the Participant any right with respect to the continuation of his, or any new, Employment by or service to the Company or the Employer or interfere in any way with the right of the Company or the Employer at any time to terminate such Employment or service or to increase or decrease the employment compensation of the Participant from the rate in existence at the time of the grant of the RSUs. The rights or opportunity granted to the Participant on the making of an Award shall not give the Participant any additional rights to compensation or damages in consequence of either: (i) the Participant giving or receiving notice of termination of his office or Employment; (ii) the loss or termination of his office or Employment with the Company or its Subsidiaries for any reason whatsoever; or (iii) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

12.	Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and their respective Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Morgan Stanley Smith Barney or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he resides outside the United States, he may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he resides outside the United States, he may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his consent, his Employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he may contact his local human resources representative.

13.	Integration. This Agreement, the Separation Agreement and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, and the Separation Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

14.

Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company or any of its Subsidiaries or Affiliates will be entitled (i) to recoup compensation of whatever kind paid to a Participant under the Plan by the Company or any of its Subsidiaries or Affiliates at any time to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, and (ii) to cancel all or any portion of this RSUs (whether vested or unvested) and/or require repayment of any sums (including, in the case of shares of Common Stock, the value of such shares) or amounts which were received by the Participant in respect of the RSUs in the event the Participant has breached any existing protective covenants, including but not limited to confidentiality, non-solicitation, non-interference, or non-

competition agreements with the Company or any of its Subsidiaries or Affiliates under or referred to in the Separation Agreement, and by accepting the RSUs pursuant to the Plan and this Agreement, Participant authorizes such clawback and agrees to comply with any Company request or demand for such recoupment.

15.	Policy Against Insider Trading. By accepting this grant of RSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Participant further acknowledges that, depending on the Participant’s country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his personal advisor on this matter.

16.	Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from his participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that he report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his personal legal advisor on this matter.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

18.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

19.	Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Tarrant County, Texas, or the federal courts for the Northern District of Texas, and no other courts where the grant of this Award is made and/or to be performed.

20.	Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Plan;

(e) the RSUs and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

(f) the RSUs and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the shares of Common Stock underlying the RSU is unknown, indeterminable, and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs in accordance with the terms hereof, and in consideration of the grant of the RSUs, the Participant agrees not to institute any such claim against the Company, the Employer, or any of the other Subsidiaries or Affiliates of the Company;

(i) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(j) unless otherwise agreed with the Company, the RSUs and any shares of Common Stock acquired under the Plan and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or Affiliate;

21.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

22.	Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon vesting/settlement of the RSUs prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Common Stock.

23.	Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.	Language. If the Participant has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25.	Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

26.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired upon vesting/settlement of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.	Participant Acknowledgment. By the Participant’s electronic acceptance of this Agreement, the Participant hereby acknowledges receipt of a copy of the Plan and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon vesting/settlement of the RSUs or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition. Finally, the Participant acknowledges that the Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement

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